Exhibit 23.4

CONSENT - REGISTRATION STATEMENT ON AMENDMENT NO. 1 TO FORM F-1

OF BLUE GOLD LIMITED

Please, accept our warm compliments.

We hereby consent to being named in the Registration Statement on Amendment No. 1 to Form F-1 of Blue Gold Limited.

In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as we have not prepared or certified any part of the registration statement neither have we prepared or certified a report or valuation for use in connection with the Registration Statement.

We thank you.

Yours sincerely,

KIMATHI AND PARTNERS, Corporate Attorneys

/s/ Kimathi Kuenyehia
KIMATHI KUENYEHIA | MANAGING PARTNER

August 5, 2025